Exhibit 10.23

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO S.C. CODE ANN. § 15-48-10., et seq. THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

SENT VIA E-MAIL

Shana Cochrane Smith

February 9, 2023

Dear Shana:

On behalf of ScanSource, Inc. (the “Company”), I am pleased to confirm our offer of employment to you for the position of Senior Executive Vice President and Chief Legal Officer. I believe you will find it to be both challenging and rewarding and we look forward to having you as a critical member of the team.

Please be at the Reception Lobby at 9:00 a.m. on your first day, which shall be on February 21, 2023 and ask for Mike Baur. Prior to that date we will send you a Welcome Packet from our Human Resources Team. The packet provides general information on the benefit programs offered by the Company. Your benefits are further discussed below and will be explained in more detail on your first day, but if you have questions in the meantime please call or email Alex Conde, Sr. Executive Vice President and Chief People Officer at (864) 286-4344 or alexandre.conde@scansource.com.

1.

Certain Employment Terms. You will assume your role as Chief Legal Officer and may serve as an officer and/or director of one or more of the Company’s subsidiaries or other affiliates if and as directed by the Chief Executive Officer. Your position is a full-time position, and you will be expected to devote your full business time and attention to the performance of your duties and responsibilities in the position(s) described above. You will report to the Chief Executive Officer. As a Named Executive Officer (“NEO”) of the Company, your compensation is determined by the Compensation Committee of our Board of Directors. Your employment will be for no set duration. You will be an at-will employee, which means that either the Company or you may terminate the employment relationship at any time, for any reason or no reason, with or without cause. Although your position will require travel, your principal place of employment will be at the Company’s headquarters in Greenville, South Carolina. You are authorized to join up to a total of two non-competing public and/or private corporation boards of directors, subject to prior notice to and approval by the CEO.

2.

Base Salary. Your annual base salary as of the Effective Date in your role as Chief Legal Officer will be $400,000, paid in accordance with the Company’s payroll practices (every two weeks by direct deposit) pro-rated for any partial year, and less applicable taxes and withholdings. Your salary will be subject to annual review by the Compensation Committee but shall not be subject to decrease without your consent.

3.

Bonuses. You will be eligible to participate in the Company’s cash-based variable compensation incentive plan (the “Bonus Plan”). Your target annual bonus opportunity for fiscal year 2023 shall be equal to 75% of base salary ($300,000@ 100%) and your maximum annual bonus opportunity shall not exceed 200% of your target annual bonus ($600,000). Thereafter, your target and maximum short-term incentive opportunities shall be subject to periodic review, provided that you will be eligible to participate in the Bonus Plan at a level commensurate with the level of participation of other senior executive officers of the Company. Bonuses, if any, will be prorated for any partial years (including FY2023), based on actual performance. The performance measures and goals applicable to your annual bonus opportunity (for any year) shall be established by the Compensation Committee, and the Compensation Committee shall have the discretion to determine if, and the extent to which, any such measures and goals have been met and the bonus has been earned. While it is generally anticipated that your annual short-term incentive opportunities will be maintained, your participation in the Bonus Plan does not constitute a promise of payment. Your actual incentive payout, if any, will depend on the Company’s financial and business performance and/or the Compensation Committee’s assessment of your individual performance, and will be subject to the terms and conditions of the Bonus Plan. Any bonus payment made to you under the Bonus Plan will be paid to you in accordance with Treasury Reg. Section l.409A-1(b)(4) or shall otherwise be made in a manner intended to be exempt from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4.

Severance Agreement. The Company intends that you shall be designated to participate in the Company’s Executive Severance Plan (the “Severance Plan”), which Severance plan shall include such terms and conditions as may be established by the Compensation Committee and/or the Board. Subject to the terms of the Severance Plan, it is currently anticipated that you will be eligible for severance benefits equal to 1.5 times your three-year average annual base salary and (b) variable compensation (as defined in the Severance Plan) upon termination by the Company without cause or you for good reason (as such terms are defined in the Severance Plan), or 2.0 times your three-year average annual base salary and variable compensation in the event of a non-cause termination by the Company or your termination for good reason within 12 months after or prior to and otherwise in contemplation of a change in Control (as defined in the Severance Plan). Without limiting the effect of the foregoing, the treatment of any equity awards upon such a qualifying termination will be subject to the terms of the Stock Plan and relation award agreements. In addition, you will be subject to certain non-competition, non-solicitation, confidentiality and other restrictive covenants (collectively, the “Restrictive Covenants”), as provided in the Severance Plan or other application plan or arrangement (with such Restrictive Covenants to apply during employment and for such period(s) following termination of employment as may be provided in the Severance Plan and this Letter shall be subject to your compliance with such Restrictive Covenants. Notwithstanding the foregoing, (i) nothing in this Letter or other agreement prohibits you from reporting possible violations of law or regulation to any federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by Government Agencies , including providing documents or other information, (ii) you do not need the prior authorization of the Company to take any action described in (i); and (iii) this Letter does not limit your right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, you will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation or law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except in pursuant to court order.

5.

New Hire Grant. Upon hire you will receive a one-time grant of service based restricted stock units having a value of $375,000 on the date of grant, that will vest over four years (25% each year) at the end of each anniversary of your employment date and shall be subject to the terms of the Stock Plan and award agreement in the form established by the Compensation Committee, as well as the terms of the Company’s Equity Award Grant Policy.

6.

Long-Term Incentive Awards. You will be eligible to participate in and receive awards under any long-term incentive plan or program of the Company that is in place from time to time in which other senior executives of the Company participate. The Amount, form and vesting and other terms and conditions of such awards will be reviewed and established periodically by the Compensation Committee of the Board of Directors, but it is expected that you will be granted equity awards in the normal course of business at a lever commensurate with the level of equity awards granted to other senior executive officers of the Company. For the Company’s annual equity grant for fiscal 2024 (expected to be awarded in August 2023), you will be considered for inclusion at a grant value of $400,000 on the date of grant, and for subsequent annual equity grants you will be considered for inclusion at a grant value of $800,000 on the date of the grant, all subject to Compensation Committee discretion. Equity awards will be subject to performance and/or Compensation Committee in its discretion and shall be subject to the terms of the Company’s 2021 Long-Term Incentive Plan (as it is amended, and any successor plan thereto, the “Stock Plan”), Equity Award Grant Policy, and award agreement(s) in form(s) established by the Compensation Committee.

7.

Health and Welfare Benefits. The Company provides a comprehensive package of benefits, including medical and prescription drug coverage, dental coverage, vision coverage, life insurance, short-and long-term disability insurance and other offerings. Provided you are an eligible employee as defined under each of the Company’s health and welfare benefits plan(s), you will be eligible to participate in such plan(s), subject to the applicable terms of such plan(s) and the Company’s right to modify or terminate such plans.

8.

401(k) Savings Plan. You will be eligible to participate in the Company sponsored 40l(k) savings plan, subject to the terms of such plan and the Company’s right to modify or terminate such plan. The Company may in its discretion match a portion of your contributions in accordance with the applicable plan provisions. Eligibility requirements and conditions of enrollment and coverage are subject to change and are set forth in the applicable plan documents.

9.

Deferred Compensation. You will be eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, subject to the plan’s terms and conditions and the Company’s right to modify or terminate such plan. You shall be eligible to participate by deferring up to 50% of base pay and 100% of incentive pay, with a match of 30% of deferred amounts being made by the Company on the first 15% of pay.

10.

Vacation. You will be entitled to no less than twenty-one (21) paid time off (“PTO”) days per calendar year, subject to the terms of the Company’s vacation policy. The Company also currently offers eight (8) paid holidays.

11.

Relocation Benefits. This position is based in Greenville, South Carolina, and the Company expects that you will relocate to the Greenville area within 12 months of hire. In connection with your relocation, the Company will pay you a lump sum of $100,000, which is to be used for temporary housing, packing, moving, and unpacking of your household good, closing costs, and incidentals associated with your move.

12.

Business Travel; Reimbursements. You will be expected to travel in connection with your employment. The Company will reimburse you for reasonable business expenses incurred in connection with your employment, upon presentation of documentation in accordance with the Company’s applicable expense reimbursement policies for senior management. All expenses eligible for reimbursement in connection with your employment with the Company must be incurred by you during the term of your employment or service to the Company. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. In no event shall any reimbursement be paid after the last day of your taxable year following the taxable year during which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

13.

Withholding and Taxes. All amounts payable or that become payable under this Letter Agreement will be subject to any deductions and withholdings previously authorized by you or required by law. You will be responsible for any and all taxes resulting from the benefits provided under this Letter Agreement. The Company makes no undertakings regarding, and has no obligation to achieve, any certain tax results for you related to the benefits provided herein.

14.

Waiver and Release. You acknowledge and agree that the Company may at any time require, as a condition to receipt of certain benefits payable under this Letter Agreement, or other plan, agreement or arrangement, that you (or a representative of your estate) execute a waiver and release discharging the Company and its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to your employment, or the ending of your employment with the Company or the benefits thereunder, including, without limitation, any claims under this Letter Agreement or other related instruments. The waiver and release will be in a form determined by the Company and shall be executed prior to the expiration of the time period provided for payment of such benefits and at such time as will not result in any compensation or benefits payable under this Letter Agreement otherwise failing to be exempt from or comply with Section 409A of the Code.

15.

Amendment and Termination; Entire Agreement; Consideration. This Letter Agreement may be amended or terminated by a written agreement between you and the Company, with the CEO acting on behalf of the Company. Except for the Stock Plan (and related participation and award agreements), this Letter Agreement contains the entire agreement of you and the Company related to the subject matter hereof and supersedes all prior verbal or written discussion, agreements and understandings with respect to such subject matter, and you and the Company have made no agreements, representations or warranties related to the subject matter of this Letter Agreement that are not set forth herein. Your entering into this Letter Agreement does not violate any other agreements or obligations. You further acknowledge that you are receiving valuable consideration in exchange for agreeing to the terms of this Letter Agreement.

16.

Compliance with Code Section 409A; Recoupment, Ownership and Other Policies or Agreements. You and the Company agree that you both will cooperate in good faith so that no compensation paid to you by the Company under this Letter Agreement will violate Code Section 409A and the regulations promulgated thereunder. In case any one or more provisions of this Letter Agreement fail to comply with the provisions of Code Section 409A, the remaining provisions of this Letter Agreement shall remain in effect, and this Letter Agreement shall be administered and applied as if the non-complying provisions were not part of this Letter Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Letter Agreement to fail to comply with Code Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Letter Agreement. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Letter Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Code Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Code Section 409A, then any such payments or benefits that are provided to you on account of your “separation from service” shall be delayed until the six-month anniversary of the date of your “separation from service” (such six month anniversary being the “Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date with interest and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If you die before the Specified Employee Payment Date, any delayed payments shall be paid to your estate in a lump sum within 30 days of your death. Each payment made under this Letter Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. You acknowledge and agree that in the event that this Letter Agreement or any benefit described herein shall be deemed not to comply with Code Section 409A, then neither the Company, the Board, the Compensation Committee nor its or their designees or agents shall be liable to you or other persons for actions, decisions or determinations made in good faith. Further, as a condition to entering into this Letter Agreement, you agree that you will abide by all provisions of any compensation recovery (“claw back”) policy, stock ownership guidelines, equity retention policy and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to you from time to time. In addition, you will be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to you under applicable law.

17.

Compensation and Benefit Plans Control. The Company’s benefit offerings and other terms and conditions of employment are subject to change or termination, with or without notice. In the event of differences between any documents relating to compensation and benefits, the terms of the applicable plan or other document will control.

18.

Governing Law; Successors and Assigns. This Letter Agreement will be governed by and construed in accordance with the laws of the State of South Carolina, without regard to the principles of conflict of laws, and in accordance with applicable U.S. federal law. The provisions, obligations and rights of this Letter Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19.

Additional Terms. This offer of employment is made in reliance on your representation that there exists no conflict of interest or contractual or statutory obligation that would prevent you from becoming employed with the Company and performing duties as described in this Letter Agreement. You represent that you are legally eligible to work in the United States and you understand that a condition of your employment is that you furnish acceptable proof of such eligibility to the Company. You agree that you will not use trade secret or confidential information of any previous employer on behalf of the Company. You further represent that you will adhere to ethical business practices in performing your duties and there is no third party that has a financial interest or will receive monetary benefit from the performance of your duties.

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[Signature page to Shana Cochrane Smith letter dated February 9, 2023]

If the terms of this Letter Agreement are acceptable to you, please sign below and return it to the Company’s Sr. Executive Vice President and Chief People Officer, at your earliest opportunity.

Sincerely,

/s/ Michael L. Baur
Chairman and CEO

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I acknowledge receipt and acceptance of the offer of employment in this Letter Agreement. By my signature below, I accept all terms and conditions set forth above. As a condition of your employment, you will be required to separately sign the Company’s Confidentiality, Non-compete, Non-solicitation, and IP Assignment agreement. In addition, I acknowledge and agree that I will be employed on an at-will basis and that any change to that status may only be made through an agreement in writing signed by the Company.

Accepted:	/s/ Shana Cochrane Smith
Shana Cochrane Smith

Date: February 10, 2023